LI-CYCLE ROCHESTER WAREHOUSE SUBLEASE COMMENCEMENT AGREEMENT

This Sublease Commencement Agreement (this “Agreement”) is entered into between PIKE CONDUCTOR DEV 1, LLC (“Landlord”), and Li-Cycle North America Hub, Inc. (“Tenant”), effective as of July 27, 2023 (the “Effective Date”).

RECITALS

WHEREAS, Landlord and Tenant entered into an Amended and Restated Sublease Agreement dated as of January 12, 2023 for a certain building and real property (the “Premises”) located at 55 McLaughlin Road, Rochester, New York (the “Sublease”); and

WHEREAS, it is the desire and intent of Landlord and Tenant to clearly define the terms of said Sublease and amend certain terms of the Sublease.

NOW, THEREFORE, it is agreed by and between Landlord and Tenant that:

1.The Commencement Date of the Sublease is July 27, 2023 (being the date of issuance of a final Certificate of Occupancy for the Building by the Town of Greece).

2.The Original Term of the Sublease commenced on July 27, 2023 and shall terminate at 11:59 p.m. on August 31, 2048 (i.e., 25 years and one month).

3.The Sublease provides for four (4) Renewal Terms of five (5) years each and one
(1) subsequent Renewal Term of three (3) years (i.e., 23 years). Tenant has the right to exercise each option by providing Landlord with written notice of Tenant’s election to renew no later than one hundred eighty (180) days prior to the expiration of the Original Term or prior Renewal Term, as applicable.

4.The closing of the Initial Financing did not occur by the Initial Financing Deadline (July 1, 2023) and the “Essential Terms” of the Initial Loans (notionally defined in Schedule 2(a) of the Sublease) remain to be defined.
5.In view of the foregoing, Landlord and Tenant hereby agree that:
(i)the Initial Financing Deadline shall be extended from July 1, 2023 to November 1, 2023, and

(ii)further to Section 5(a) of the Sublease, the commencement date for the payment of the Base Rent under the Sublease (the “Rent Commencement Date”) shall be deferred from September 1, 2023 to the first day of the first calendar month after the closing and funding of the Initial Loans and the reimbursement to Tenant of Tenant’s Pre-Financing Costs (less the

Enhanced    Tenant    Improvements    Contribution),    which    amount    us acknowledged and agreed to be calculated as follows:

$53,541,711.77 less $14,500,000 = $39,041,711.77

6.Further to Section 6(a) of the Sublease, the Landlord and Tenant hereby acknowledge, confirm and agree that: (i) effective as of the Commencement Date, all utilities have been transferred directly to accounts in Tenant’s name and Tenant shall pay directly to all utility providers all charges respecting the Premises incurred during the Term; and (ii) other than for reimbursement of casualty insurance premiums paid by the Landlord, the Landlord shall not request or require the payment of any other Operating Expenses by Tenant prior to the Rent Commencement Date.

7.The Sublease is in full force and effect and all terms and conditions of the Sublease are hereby ratified and confirmed and amended as herein provided.

8.Capitalized terms not otherwise defined in this Agreement will have the respective meanings ascribed to them in the Sublease.

Landlord and Tenant agree that this Agreement will not be recorded in any public records including the real estate records of the county where the Premises are located.

[Signature page to follow]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the Effective Date.

LANDLORD:

PIKE CONDUCTOR DEV 1, LLC

By:    /s/ Ed Brillante

Name: Title:

Ed Brillante
Co-President

TENANT:

LI-CYCLE NORTH AMERICA HUB, INC.

By:    /s/ Debbie Simpson     Name: Debbie Simpson
Title: Chief Financial Officer

By:    /s/ Carl DeLuca     Name: Carl DeLuca
Title: General Counsel & Corporate Secretary